[DECHERT PRICE & RHOADS LETTERHEAD]



February 25, 2000


SAMCO Funds, Inc.
600 Fifth Avenue, 26th Floor
New York, New York  10020

        Re:     SAMCO Funds, Inc.
                (File Nos. 333-33365 and 811-8323)

Dear Sirs:

     We hereby consent to the incorporation by reference to our opinion as an exhibit to Post-Effective Amendment No. 7 to the Registration Statement of SAMCO Funds, Inc., and to all references to our firm therein. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

                                                Very truly yours,


                                                Dechert Price & Rhoads